Exhibit 99.1

Net1 amends finalization dates for use of new stock tickers

JOHANNESBURG, May 17, 2022 - Net 1 UEPS Technologies, Inc. ("Net1" or the "Company") (NasdaqGS: UEPS; JSE: NT1) today announced that it has amended its finalization dates for use of its new stock tickers. The Company had expected the new name change to be effective on May 18, 2022.

As reported on May 6, 2022, the Company's shareholders approved the new name of Lesaka Technologies, Inc. On May 16, 2022, the Florida Secretary of State confirmed the registration of the Company's amendments to its amended and restated articles of incorporation. The Company has now officially changed its name from Net 1 UEPS Technologies, Inc. to Lesaka Technologies, Inc.

Trading under the new name is expected to commence on May 25, 2022, on both the NasdaqGS and Johannesburg Stock Exchange.

The Company's revised corporate actions timetable is set out below:

Action	Nasdaq	JSE (revised)
Finalization date	N/A	May 17, 2022
Last day to trade(1)	May 24, 2022	May 24, 2022
List and trade shares in the new name(2)(3)	N/A	May 25, 2022
Record date	N/A	May 27, 2022
Issue of dematerialized securities in new name	N/A	May 30, 2022

(1) With respect to shares held by South African Shareholders, existing paper certificates cannot be dematerialized and rematerialized subsequent to the name change, all future positions will be held in dematerialized form after the last date to trade.

(2) Date on which name will be changed on the JSE to long-name: Lesaka Technologies, Inc.; short-name: Lesaka; JSE share code: LSK. The ISIN and sector on the JSE remains the same.

(3) Shares may not be transferred between Net1's US register and South African Branch Register between May 25, 2022 and May 27, 2022, both days inclusive.

About Lesaka (www.lesakatech.com)

Lesaka Technologies, (Lesaka™) is a South African Fintech company that utilizes its proprietary banking and payment technologies to deliver superior financial services solutions to merchants (B2B) and consumers (B2C) in Southern Africa. Lesaka's mission is to drive true financial inclusion for both merchant and consumer markets through offering affordable financial services to previously underserved sectors of the economy. Lesaka offers cash management solutions, growth capital, card acquiring, bill payment technologies and value-added services to formal and informal retail merchants as well as banking, lending and insurance solutions to consumers across Southern Africa. The Lesaka journey originally began as "Net1" in 1997 and later rebranded to Lesaka (2022). The Connect Group was acquired in 2022. As Lesaka, the business continues to grow its systems and capabilities to deliver meaningful fintech-enabled, innovative solutions for SA's merchant and consumer markets.

Lesaka has a primary listing on NASDAQ (NasdaqGS: UEPS) and a secondary listing on the Johannesburg Stock Exchange (JSE: NT1). Visit www.lesakatech.com for more information about Lesaka Technologies (Lesaka ™).

Investor Relations Contact:

ICR

Email: LesakaIR@icrinc.com

Media Relations Contact:

Janine Bester Gertzen

Email: Janine@thenielsennetwork.com